Exhibit 99.1

ARTICLES OF CORRECTION TO

THE ARTICLES OF AMENDMENT TO

THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

CELL THERAPEUTICS, INC.

FILED IN THE OFFICE OF

THE SECRETARY OF STATE OF WASHINGTON ON FEBRUARY 2, 2007

Pursuant to the provisions of RCW 23B.01.240, the following Articles of Correction to the Articles of Amendment to the Amended and Restated Articles of Incorporation of Cell Therapeutics, Inc., a Washington corporation (the “Corporation”), are submitted for filing.

1.	The name of the Corporation is Cell Therapeutics, Inc.

2.	The Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation (the “Amendment”) filed with the Secretary of State of Washington on February 2, 2007 require correction as permitted by Section 23B.01.240 of the Washington Business Corporation Act.

3.	The inaccuracy or defect of the Articles to be corrected is as follows: The Amendment incorrectly states that the reverse stock split and the Amendment would be effective at the close of business Pacific Time on April 2, 2007. The correct date and time in the Amendment should have been stated as 12:00 p.m., Pacific Daylight Time, on April 15, 2007.

4.	The correct THIRD and FOURTH paragraph of the Amendment should read as follows:

THIRD: Section 1 of Article II of the Restated Articles is amended to read in its entirety as follows:

“ARTICLE II

Authorized Capital Stock

1. Classes. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue Two Hundred Ten Million (210,000,000); the total number of authorized shares of Common Stock shall be Two Hundred Million (200,000,000) and the total number of authorized shares of Preferred Stock shall be Ten Million (10,000,000).

Effective at 12:00 p.m., Pacific Daylight Time, on April 15, 2007, each four (4) outstanding shares of the Corporation’s Common Stock will be exchanged and combined, automatically, without further action, into one (1) share of Common Stock. At the effective time, the total number of shares which the Corporation shall have the authority to issue shall be Sixty Million (60,000,000); the total number of authorized shares of Common Stock shall be Fifty Million (50,000,000) and the total number of authorized shares of Preferred Stock shall be Ten Million (10,000,000).”

FOURTH: These Articles of Amendment shall be effective at 12:00 p.m., Pacific Daylight Time, on April 15, 2007.

* * *

IN WITNESS WHEREOF, the Corporation has caused these Articles of Correction to be executed this 22nd day of March, 2007.

CELL THERAPEUTICS, INC.,
a Washington Corporation

By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration